EXHIBIT 99.1

Amtech Reports First Quarter Fiscal 2018 Results

TEMPE, Ariz., February 8, 2018 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global manufacturer and supplier of production equipment and related supplies for the solar, semiconductor and LED markets, today reported results for its first quarter ended December 31, 2017.

First Quarter Fiscal 2018 Financial and Operational Highlights:

•	Net revenues of $73.6 million (solar $49.2 million)

•	Net income of $6.5 million

•	Diluted earnings per share of $0.42

•	Customer orders of $37.3 million (solar $7.3 million)

•	Quarter-end backlog of $65.9 million (solar $39.3 million)

•	Book to bill ratio of 0.5:1 (0.1:1 solar)

•	Unrestricted cash of $52.7 million

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “As anticipated, we had a very good start to our fiscal 2018. In the December quarter we had record revenues with an even higher record level of shipments, along with solid profitability. All three of our reporting segments, solar, semiconductor, and polishing, performed well, with our semiconductor and polishing segments outperforming our expectations. Our financial position is strong and we continue to make strategic investments in our businesses and to focus on operational excellence.”

Net revenue for the first quarter of fiscal 2018 was $73.6 million compared to $54.7 million in the preceding quarter and $29.1 million in the first quarter of fiscal 2017. The sequential increase is due primarily to the shipment of all of the equipment for Phase II of the solar turnkey order and increased sales of our polishing templates. The increase from the prior year quarter is due primarily to shipments relating to Phase II of the solar turnkey order, as well as increased shipments of our semiconductor equipment and sales of our polishing templates.

Net income for the first quarter of fiscal 2018 was $6.5 million, or $0.42 per diluted share, compared to a net loss of $0.1 million, or $0.00 per share for the first quarter of fiscal 2017 and net income of $7.3 million or $0.51 per diluted share in the preceding quarter.

Unrestricted cash and cash equivalents at December 31, 2017 were $52.7 million, compared to $51.1 million at September 30, 2017.

At December 31, 2017, our total order backlog was $65.9 million (solar $39.3 million), compared to total backlog of $102.4 million (solar $81.4 million) at September 30, 2017. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Gross margin in the first quarter of fiscal 2018 was 28%, compared to 36% in the preceding quarter and 29% in the first quarter of fiscal 2017. Sequentially, gross margin decreased primarily due to $2.1 million in revenue deferrals in the first quarter of fiscal 2018, compared to the recognition of $1.5 million of previously deferred profit in the fourth quarter of fiscal 2017. Additionally, less utilization of previously reserved inventory and sales of lower-margin products in our semiconductor segment contributed to the sequential decrease in gross margin. Compared to the prior year quarter, gross margin decreased slightly on higher sales volumes due to a lower-margin product mix and a deferral of profit in the first quarter of fiscal 2018, compared to recognition of previously deferred profit in the first quarter of fiscal 2017.

Selling, general and administrative expense ("SG&A") in the first quarter of fiscal 2018 were $10.6 million, compared to $9.8 million in the preceding quarter and $7.0 million in the first quarter of fiscal 2017.

Sequentially, the SG&A increase was due primarily to increased commissions and freight related to the higher revenues, partially offset by lower employee-related expenses. The increase in SG&A from the prior year quarter is due primarily to higher commissions, freight, and other selling expenses. For the three months ended December 31, 2016, SG&A expenses include the collection of previously reserved accounts receivable of approximately $1.0 million which contributed to the year-over-year increase.

Research, development and engineering (RD&E) expense was $2.0 million in the first quarter of fiscal 2018 compared to $1.8 million in the preceding quarter and $1.6 million in the first quarter of fiscal 2017.

Income tax expense in the first quarter of fiscal 2018 was $1.2 million compared to $0.5 million in the preceding quarter and $0.1 million in the first quarter of fiscal 2017.

Outlook

The company expects revenues for the quarter ending March 31, 2018 to be in the range of $26 to $29 million. Gross margin for the quarter ending March 31, 2018 is expected to be in the mid 20 percent range, with operating margin slightly negative.

The solar and semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be impacted by the timing of orders, system shipments and the financial results of the solar and semiconductor businesses.  The results for the second half of fiscal 2018 will be significantly influenced by the timing of the Phase III order of the 1GW turnkey project. Operating results could also be affected by the net impact of revenue deferral on shipments, and recognition of revenue based on customer acceptances, and progress on the start-up of the turnkey production lines, all of which can have a significant effect on operating results.

A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss first quarter fiscal 2018 financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through February 15, 2018.  To access the replay please dial US toll free (877) 344-7529 and enter code 10116145. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2017, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 8, 2018
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,
	2017	2016
Revenues, net of returns and allowances	$73,611	$29,135
Cost of sales	53,274	20,692
Gross profit	20,337	8,443

Selling, general and administrative	10,580	6,996
Research, development and engineering	1,991	1,627
Operating income (loss)	7,766	(180)

Loss from equity method investment	(26)	(143)
Interest and other expense, net	(48)	81
Income (loss) before income taxes	7,692	(242)
Income tax provision	1,240	90
Net income (loss)	6,452	(332)

Add: net loss attributable to noncontrolling interest	—	279
Net income (loss) attributable to Amtech Systems, Inc.	$6,452	$(53)

Income (Loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$0.44	$0.00
Weighted average shares outstanding	14,781	13,179
Diluted income (loss) per share attributable to Amtech shareholders	$0.42	$0.00
Weighted average shares outstanding	15,298	13,179

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 8, 2018
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	December 31, 2017	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$52,696	$51,121
Restricted cash	9,913	24,640
Accounts receivable
Trade (less allowance for doubtful accounts of $1,473 and $866 at December 31, 2017, and September 30, 2017, respectively)	24,365	22,519
Unbilled and other	21,620	14,275
Inventories	22,762	30,210
Vendor deposits	5,180	11,806
Other	2,310	2,542
Total current assets	138,846	157,113
Property, Plant and Equipment - Net	15,637	15,792
Intangible Assets - Net	3,378	3,495
Goodwill - Net	11,484	11,405
Investments	2,588	2,615
Deferred Income Taxes - Long-Term	200	200
Other Assets - Long-Term	980	1,003
Total Assets	$173,113	$191,623
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$20,483	$21,555
Accrued compensation and related taxes	7,422	7,592
Accrued warranty expense	1,401	1,254
Other accrued liabilities	2,918	2,056
Customer deposits	19,328	48,784
Current maturities of long-term debt	365	361
Deferred profit	5,632	4,081
Income taxes payable	1,608	286
Total current liabilities	59,157	85,969
Long-Term Debt	8,225	8,134
Income Taxes Payable - Long-Term	6,802	7,037
Total Liabilities	74,184	101,140
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,876,430 and 14,710,591 at December 31, 2017, and September 30, 2017, respectively	149	147
Additional paid-in capital	127,015	125,564
Accumulated other comprehensive loss	(7,988)	(8,529)
Retained deficit	(20,247)	(26,699)
Total equity	98,929	90,483
Total Liabilities and Stockholders' Equity	$173,113	$191,623

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 8, 2018
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,
	2017	2016
Operating Activities
Net income (loss)	$6,452	$(332)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	471	654
Write-down of inventory	41	33
Capitalized interest	143	190
Deferred income taxes	(7)	31
Non-cash share based compensation expense	253	319
Loss from equity method investment	26	143
Provision for (reversal of) allowance for doubtful accounts, net	48	(1,178)
Changes in operating assets and liabilities:
Restricted cash	14,885	(2,425)
Accounts receivable	(8,869)	(3,600)
Inventories	7,558	1,621
Accrued income taxes	1,087	239
Vendor deposits and other assets	6,974	725
Accounts payable	(1,255)	78
Customer deposits and accrued liabilities	(29,023)	584
Deferred profit	1,479	(619)
Net cash provided by (used in) operating activities	263	(3,537)
Investing Activities
Purchases of property, plant and equipment	(93)	(86)
Proceeds from sale of property, plant and equipment	—	1
Net cash used in investing activities	(93)	(85)
Financing Activities
Proceeds from exercise of stock options	1,199	1
Payments on long-term debt	(89)	(160)
Borrowings on long-term debt	—	21
Net cash provided by (used in) financing activities	1,110	(138)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	295	(257)
Net Increase (Decrease) in Cash and Cash Equivalents	1,575	(4,017)
Cash and Cash Equivalents, Beginning of Period	51,121	27,655
Cash and Cash Equivalents, End of Period	$52,696	$23,638